EXHIBIT 99.1

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PACIFIC CENTURY FINANCIAL CORPORATION

EXHIBIT TO CURRENT REPORT ON
FORM 8-K DATED February 4, 2002

Commission File Number 1-6887

[PACIFIC CENTURY LETTERHEAD]

FOR IMMEDIATE RELEASE
Bank of Hawaii President Richard Dahl
To Leave Company End of March

        Honolulu, Hawaii (February 4, 2002)—Michael E. O'Neill, Chairman and CEO of Bank of Hawaii and Pacific Century Financial Corporation, announced today that Richard Dahl, President, has decided to leave the company on March 31, 2002.

        Dahl, who has been with the company for 21 years, led the recently successful effort to divest all of the bank's non-strategic assets and businesses in California, Arizona and much of the South Pacific and Asia. The divestitures were the cornerstone of the bank's Strategic Plan announced in April of last year, which was designed to refocus its business on the company's core markets of Hawaii, the West Pacific and American Samoa.

        "I have the highest regard for Richard and what he's accomplished," O'Neill said. "He did a first-class job in handling what turned out to be, in some cases, very complex deals. These were not easy tasks to accomplish. Once we told Wall Street what we planned to do, it was critical that we execute as promised. I give Richard full credit for getting the job done."

        The divestitures returned more than $400 million in capital to the company providing substantial liquidity and significantly strengthening the bank's balance sheet.

        O'Neill added, "While my strong personal preference is to have Richard remain with the bank, I respect his decision and wish him well. I will be sorry to see him leave."

        Dahl, who will spend the next two months concluding final business details relating to the divestitures, intends to seek opportunities working with companies that have business interests in the Asia-Pacific region, an area with which he is very familiar.

        Dahl joined Bank of Hawaii in 1981 as Vice President and Controller. He was later promoted to Senior Vice President in 1983. In 1987 he was named Executive Vice President and Chief Financial Officer and in 1989 also became a Vice Chairman. He was named President of Bank of Hawaii and Bancorp Hawaii in 1994 and in that same year was also named President and Chief Operating Officer of PCFC and Bank of Hawaii.

        During his career at the bank, Dahl has remained active in community activities. He serves on a number of boards including: HMSA; Victoria Ward, Ltd.; Bishop Museum; Chamber of Commerce of Hawaii; Oceanic Institute; Le Jardin Academy; Punahou School; and Pacific Health Research Institute. He's a member of the Executive Advisory Committee of Brigham Young University—Hawaii Campus, and the Boy Scouts and Girl Scouts Advisory Council.

        Pacific Century Financial Corporation is a regional financial services company serving business consumers and governments in Hawaii, American Samoa and the West Pacific. Pacific Century's principal subsidiary, Bank of Hawaii, was founded in 1897 and is the dominant commercial bank in the state of Hawaii.

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